Exhibit 10.13

AGREEMENT FOR JOINT PROSECUTION

This Agreement for Joint Prosecution (this “Agreement”), dated as of October 8, 2004, is by and among 3CI Complete Compliance Corporation, a Delaware corporation (“3CI”), Larry F. Robb, on behalf of a class of 3CI’s minority stockholders (the “Plaintiffs”) in the Louisiana Suit (as hereinafter defined), and The Wynne Law Firm, legal counsel to the Plaintiffs in the Louisiana Suit (“Wynne”).

W I T N E S S E T H:

                WHEREAS, on June 20, 2002, the Plaintiffs filed cause no. 467704-A, Robb et al. v. Stericycle, Inc. et al. (the “Louisiana Suit”), in the First Judicial District Court, Caddo Parish, Louisiana (the “Court”) alleging claims against Stericycle, Inc. (“Stericycle”), Jack W. Schuler, Mark C. Miller, Frank J. M. ten Brink, Anthony J. Tomasello (collectively, the “Stericycle Defendants”) and Otley L. Smith III;

                WHEREAS, on January 8, 2004, 3CI’s Board of Directors (the “Board”) granted a Special Committee of independent and disinterested directors currently composed of Stephen B. Koenigsberg and Kevin J. McManus (the “Special Committee”), the exclusive power and authority on behalf of 3CI to, among other things, (i) make all inquiries, conduct all investigations and gather all information related to the Louisiana Suit, or any related actions or proceedings; (ii) make or approve all decisions of 3CI related to the Louisiana Suit, including 3CI’s filing, amending, maintaining, prosecuting or settling of any legal proceedings related to it; and (iii) exercise such other power and authority that may be exercised by the full Board with regard to the foregoing;

                WHEREAS, the Special Committee has investigated the facts, arguments and other matters that in its view are related or relevant to the issues raised in the Louisiana Suit and has determined that the claims against the Stericycle Defendants in the Louisiana Suit have merit and warrant prosecution;

WHEREAS, 3CI and the Plaintiffs wish to avoid any potential for confusion and conflict that may arise if they separately prosecute claims against the Stericycle Defendants and have thereby agreed to jointly prosecute such claims in accordance with the terms of this Agreement; and

WHEREAS, the Plaintiffs and 3CI have prepared a Joint Petition setting forth agreed claims, as they may be amended from time to time, against all of the Stericycle Defendants (the “Claims”), which they intend to file in the Louisiana Suit (the “Joint Petition”);

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.             Court Approval.   This Agreement anticipates that (i) all derivative aspects of the Louisiana suit will be superseded by 3CI becoming a plaintiff, (ii) the Court will certify the minority stockholders’ claims as a class action, and (iii) The Wynne Law Firm will represent the minority stockholders in such class action.  Notwithstanding the date of this Agreement, this Agreement shall become effective on the date that all of the following events have occurred: (x) the Court certifies the minority stockholders’ claims as a class action, (y) the Court approves this Agreement, and (z) the Court approves The Wynne Law Firm as counsel to the certified class of minority stockholders; provided, however, Section 7 of this Agreement shall become effective immediately.

2.             Joint Prosecution.  Each of 3CI and the Plaintiffs shall jointly prosecute the Claims and seek monetary damages on behalf of both 3CI and the Plaintiffs.  Each of 3CI and the Plaintiffs shall also seek equitable remedies.  All parties shall use its or their best reasonable efforts to cooperate with each other in such prosecution.  To the degree reasonably practicable, all services and all other work performed by the parties hereto with respect to the joint prosecution of the Claims (the “Services”) shall be allocated between the parties as follows:  two-thirds of the Services shall be performed by the Plaintiffs and/or Wynne and one-third of the Services shall be performed by 3CI.  If a material disagreement or a conflict arises between 3CI and the Plaintiffs with respect to or arising from the Claims, including the prosecution thereof, or if either party in good faith believes that its or their best interests would conflict if the two parties continued to jointly prosecute all or any of the Claims, either 3CI or the Plaintiffs may terminate this Agreement by giving written notice to the other party.

3.             Joint Recovery.  All Monetary Recoveries (as defined below) received by either or both of 3CI and the Plaintiffs, whether through settlement with the Stericycle Defendants or the Stericycle Defendants’ insurance company(ies) or from an award by a court or otherwise, related to or arising out of the Claims shall be allocated between 3CI and the Plaintiffs as follows: two-thirds to the Plaintiffs and one-third to 3CI.  The Special Committee shall use its best reasonable efforts to cause 3CI not to directly pay, whether through dividends, fees or otherwise, any 3CI Recovery to Stericycle or any Stericycle affiliate; provided, however, 3CI shall not be precluded from paying Stericycle or any Stericycle affiliate pursuant to the terms of any written agreement, instrument, note or other document that is in existence as of the date hereof.  “Monetary Recoveries” as used herein means any and all monetary or financial funds of any kind, including, but not limited to, cash, stock, notes, promises to pay, warrants and debentures, together with all interest, income and earnings thereon.  All equitable remedies sought and obtained by the parties shall be received and retained equitably by the directly injured party.  Notwithstanding anything stated in this Agreement to the contrary, if any settlement of the Claims results in the acquisition by Stericycle or any Stericycle affiliate of 90% or more of the outstanding common stock of 3CI, 3CI shall not receive any of the Monetary Recoveries.

4.             Settlement.  None of 3CI (directly or through its counsel), the Plaintiffs or Wynne shall propose, accept or authorize a settlement or compromise of any or all of the Claims without the prior written consent of the other parties hereto.  If 3CI, the Plaintiffs or Wynne receives an offer to settle or otherwise compromise any or all of the Claims, whether orally or in writing (a “Settlement Offer”), such party shall promptly deliver the Settlement Offer and all written information regarding the Settlement Offer to the other parties for their review and consideration.

5.             Expenses.  Each of 3CI and the Plaintiffs shall (i) pay its or their own respective costs, expenses and fees associated with prosecution of the Claims, including, but not limited to, fees and expenses of its or their respective legal counsel, class notice(s), travel expenses of the parties, telephone and facsimile expenses and document copying charges (the “Individual Expense”); and (ii) pay or reimburse each other its or their pro rata portion of all actual, out-of-pocket costs, expenses and fees incurred from and after the date hereof that are mutually agreed upon in advance as necessary or appropriate to jointly prosecute the Claims, including, but not limited to, the fees and expenses of experts, deposition costs (other than the Plaintiffs’ and 3CI’s respective attorneys’ fees and expenses), court filing fees and fees and expenses of court reporters (the “Joint Expense”).  3CI’s pro rata portion of any Joint Expense shall be one-third of the Joint Expense, and the Plaintiffs’ pro rata portion shall be two-thirds of the Joint Expense.  If any party does not agree to incur any Joint Expense, the other party or parties may separately incur such Joint Expense on its or their own and in such case shall pay all of such Joint Expense without contribution from the other party or parties.  3CI, the Plaintiffs and Wynne shall each promptly provide upon request from the other all documentation and other information available to it or them that evidences any Joint Expense.

6.             Cooperation.  3CI, the Plaintiffs and Wynne each covenant and agree to provide the other parties hereto with all information and other cooperation that they reasonably can provide in order to prosecute, and not oppose, the Claims on the terms and conditions of this Agreement.  Without limiting the foregoing, 3CI, the Plaintiffs and Wynne shall: (i) share and make available, and allow the review and copying of, all documents and other information that are or may be relevant to the Claims, and (ii) execute and deliver any and all agreements, documents and instruments, in their own name or otherwise, to the full extent of their legal power and authority, which 3CI, the Plaintiffs or Wynne may reasonably request in order to prosecute and pursue the Claims pursuant to and in accordance with the terms of this Agreement.

7.             Confidentiality.  The Plaintiffs and 3CI may share legal advice, work product, attorney-client privileged communications and other confidential information received from their respective legal counsel that pertain to the Claims (the “Confidential Information”).  If any Confidential Information is shared, the respective legal counsel of 3CI and the Plaintiffs will be acting as consultants to one another in conjunction with the Claims.  Nothing in this Agreement shall constitute or is intended to be a waiver of any attorney-client, work product or any other privilege or immunity, including protections or requirements imposed by or available under any applicable law.  All documents and other information contemplated hereby shall remain jointly subject to all applicable privileges, including, but not limited to, the attorney-client privilege and the work product privilege.  None of the Plaintiffs, Wynne or 3CI shall disclose any Confidential Information, except to the extent reasonably necessary to implement the terms and conditions of this Agreement, to prosecute the Claims or as otherwise may be required by applicable law or a court or government agency of competent jurisdiction.  Without limiting the foregoing, if any party hereto receives any subpoena or other request for disclosure of Confidential Information, the party receiving the same shall so notify the other parties as promptly as practicable and all parties shall cooperate with each other in any efforts that any of them reasonably elects to pursue at their own expense in order to preserve the confidentiality of the information in question.

8.             Claims Against 3CI.  Neither the Plaintiffs nor Wynne for himself, themselves or any of their affiliates will sue, assert, prosecute or cooperate in, any claim, demand or cause of action against 3CI.

9.             Authority.  3CI, the Plaintiffs and Wynne each represent and warrant to the other parties hereto that it or they have the requisite power and authority to execute and deliver this Agreement, that this Agreement has been duly authorized, executed and delivered by it or them, and that this Agreement constitutes a legal, valid and binding obligation enforceable against it or them in accordance with its terms.

10.           Dispute Resolution.  THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER AGREEMENTS, DOCUMENTS OR CERTIFICATES ENTERED INTO IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE PARTIES HERETO.

11.           Arbitration.

a.               If any dispute, claim or controversy shall arise among the parties hereto as to any matter arising out of or in connection with this Agreement, the parties shall attempt in good faith to resolve such dispute, claim or controversy by mutual agreement.  If such dispute, claim or controversy cannot be so resolved, it shall be resolved solely in accordance with the provisions of this Section 11.

b.              Any dispute, controversy or claim under Section 11.a. hereof shall be settled by a single arbitrator by arbitration, conducted in the State of Texas in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures in effect at the time of the filing of the demand for arbitration.  Such arbitration shall be administered by a retired trial judge, only if one (or more) of the parties requests such administration.  Arbitration shall be the exclusive remedy for determining any such dispute, claim or controversy regardless of its nature.  Unless mutually agreed by the parties otherwise, any arbitration commenced by 3CI shall take place in Houston, Texas, and any arbitration commenced by the Plaintiffs or Wynne shall take place in Dallas, Texas.

c.               The parties will cooperate with one another in selecting an arbitrator and in scheduling the arbitration proceeding.  The parties covenant that they will participate in the arbitration in good faith and that they will share equally in its costs.

d.              The remedial authority of the arbitrator shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute, claim or controversy.  In the event of a conflict between the Comprehensive Arbitration Rules and Procedures of JAMS and these procedures, the provisions of these procedures shall govern.

e.               The arbitrator shall state the factual and legal basis for the award.  The decision of the arbitrator shall be final and binding.  Final judgment may be entered upon such an award in state or federal court having the arbitration jurisdiction thereof, but entry of such judgment shall not be required to make such award effective.

12.           Consequences of Termination.  If this Agreement terminates for any reason, either 3CI or the Plaintiffs may independently prosecute the Claims as are rightly its or theirs to pursue. Any such separate prosecution of Claims shall be without prejudice to such Claims that rightly belong to the other party.  If this Agreement terminates for any reason, the obligations of the parties hereto shall terminate; provided, however, Sections 3 and 6 through 18, inclusive, shall remain in full force and effect for such time as may be required to obtain a final and non-appealable judgment or a full and complete settlement of all parties’ Claims with the Stericycle Defendants.

13.           Entire Agreement.  This Agreement represents the entire agreement among the parties and supersedes all prior negotiations, representations or agreements among the parties, either written or oral, on the subject hereof.

14.           No Special Damages.   Notwithstanding anything contrary stated in this Agreement, the parties hereto waive any right to seek from the other party to this Agreement consequential, incidental, indirect, special or punitive loss, damage or expenses (including, but not limited to, business interruption, lost profits or lost savings) with respect to any claim arising out of or in connection with this Agreement.

15.           Amendment.  No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by all of the parties hereto.

16.           Governing Law.  This Agreement shall in all respects be interpreted, enforced, governed and construed by and under the laws of the State of Texas without reference to principles of conflicts of law or choice of law.

17.           Assignment.  None of the parties hereto may assign this Agreement without the prior written consent of all of the other parties.

18.           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

3CI Complete Compliance Corporation

By:	/s/ Stephen B. Koenigsberg
Stephen B. Koenigsberg
Director and Member of the Special Committee of the 3CI Board of Directors

By:	/s/ Kevin J. McManus
Kevin J. McManus
Director and Member of the Special Committee of the 3CI Board of Directors

/s/ Larry F. Robb
Larry F. Robb, on behalf of a class of 3CI’s minority stockholders in the Louisiana Suit

The Wynne Law Firm

By:	/s/ Kenneth R. Wynne
Name:	Kenneth R. Wynne
Title:	Attorney